Exhibit 10.2

INVESTMENT AGREEMENT

by and among

Ferrellgas, L.P.,

Ferrellgas, Inc.

and

the Purchasers Listed on Schedule I

Dated as of March 30, 2021

i

Exhibits

Exhibit A:	Company A&R LPA
Exhibit B:	Company A&R LPA Amendment
Exhibit C:	Purchasers' Side Letters
Exhibit D:	Parent LPA
Exhibit E:	Redemption Default Agreement
Exhibit F:	Voting Agreement
Exhibit G:	Amended and Restated General Partner Bylaws
Exhibit H:	Form of Opinion of Squire Patton Boggs (US) LLP

ii

TABLE OF CONTENTS (cont'd)
Page

Schedules

Schedule I:	Purchasers Allocations
Schedule II:	Subsidiaries

iii

INVESTMENT AGREEMENT, dated as of March 30, 2021 (this "Agreement"), by and among Ferrellgas, L.P., a Delaware limited partnership (the "Company"), Ferrellgas, Inc., a Delaware corporation (in its capacity as the general partner of the Company, the "General Partner"), and the several purchasers listed on Schedule I (such Persons together with their successors and any Permitted Transferee that becomes a party to this Agreement pursuant to Section 6.04, the "Purchasers" and each a "Purchaser").

RECITALS

WHEREAS, Ferrellgas Partners, L.P., a Delaware limited partnership ("Parent") owns a 99% limited partnership interest in the Company;

WHEREAS, Parent and Ferrellgas Partners Finance Corp., a Delaware corporation, filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware on January 11, 2021;

WHEREAS, on March 5, 2021 the United States Bankruptcy Court for the District of Delaware entered a confirmation order in respect of the Second Amended Prepackaged Joint Chapter 11 Plan of Reorganization of Ferrellgas Partners, L.P. and Ferrellgas Partners Finance Corp. Docket No. 164 (the "Plan"), which contemplates, among other things, certain reorganization and refinancing transactions of Parent and the Company; and

WHEREAS, subject to the terms set forth herein, the Company desires to issue, sell and deliver to the several Purchasers, and the several Purchasers desire to purchase and acquire from the Company, an aggregate of 700,000 of the Company's Senior Preferred Units (the "Preferred Units"), having the designation, preferences and other rights specified in the Fifth Amended and Restated Agreement of Limited Partnership of the Company, in the form attached as Exhibit A (the "Company A&R LPA") and the First Amendment to the Company A&R LPA, in the form attached as Exhibit B (the "LPA Amendment", and together with the Company A&R LPA, the "Company LPA").

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

Definitions

Section 1.01Definitions.  (a) As used in this Agreement (including the recitals), the following terms shall have the following meanings:

"2020 Notes" means the 8.625% Senior Notes due 2020, co-issued by Parent and Ferrellgas Partners Finance Corp.

"2025 Notes" means the 10.000% Senior Secured First Lien Notes due 2025 of the Company and Ferrellgas Finance Corp.

"Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, (i) that the Company and its Subsidiaries shall not be deemed to be Affiliates of any Purchaser or any of its Affiliates; and (ii) "portfolio companies" (as such term is customarily used in the private equity industry) of funds managed or advised by any Affiliate of any Purchaser shall not be considered to be Affiliates of any Purchaser or any of its Affiliates, so long as such portfolio company (x) is not a member of a group (as such term is defined in Section 13(d)(3) of the Exchange Act) with either the Purchaser or any of its Affiliates with respect to any securities of the Company, and (y) has not received from the Purchaser or any Affiliate of the Purchaser or any Preferred Director (as defined in the Company A&R LPA), directly or indirectly, any confidential information with respect to the Company. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

"Ares Commitment Letter" means that certain Preferred Financing Commitment Letter, dated March 1, 2021, by and between Ares Management LLC, solely in its capacity as manager to one or more managed funds and accounts and their respective affiliates, and the Company.

"Ares Purchasers" means Purchasers that are Affiliates of Ares Management LLC, together with their Permitted Transferees.

"Board" means the board of directors of the General Partner.

"Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States or the states of New York or Missouri shall not be regarded as a Business Day.

"CARES Act" means the Coronavirus Aid, Relief, and Economic Security Act.

"Class B Contingent Acquisition Agreement" means that certain Contingent Acquisition Agreement, dated March 30, 2021 among the General Partner, FCI, and the holders of Ferrellgas Partners L.P. Class B Units.

"Class B Voting Agreement" means the Voting Agreement, dated March 30, 2021 among the General Partner, FCI, and the holders of Ferrellgas Partners L.P. Class B Units.

"Code" means the United States Internal Revenue Code of 1986, as amended.

"Commitment Letters" mean the Ares Commitment Letter and JPMCF Commitment Letter.

"Confirmation Order" shall have the meaning set forth in the Plan.

"Effective Date" shall have the meaning set forth in the Plan.

"ERISA" means the Employee Retirement Income Security Act of 1974.

"Exchange Act" means the Securities Exchange Act of 1934.

"FCI" means Ferrell Companies, Inc., a Kansas corporation.

"Ferrellgas Parties" means the Parent, the General Partner, FCI and the Company.

"Final Order" shall have the meaning set forth in the Plan.

"GAAP" means generally accepted accounting principles in the United States, consistently applied.

"Governmental Authority" means any government, court, regulatory or administrative agency, commission, arbitrator (public or private) or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.

"Indentures" means those certain Indentures, each dated as of March 30, 2021, among the Company, Ferrellgas Finance Corp., the guarantors party thereto and U.S. Bank National Association, as trustee, as in effect on the Effective Date.

"IRS" means the United States Internal Revenue Service.

"JPMCF" means JPMorgan Chase Funding Inc.

"JPMCF Commitment Letter" means that certain Preferred Financing Commitment Letter, dated March 2, 2021, by and between JPMCF and the Company.

"Liens" means liens (statutory or other), encumbrances, mortgages, charges, deeds of trust, claims, hypothecations, assignments, deposit arrangements, preferences, restrictions, calls, options,  pledges, priority or other security interests or preferential arrangements in the nature of security interests of any kind or nature (including conditional sale or other title retention agreements), title defects, easements, rights-of-way, covenants, encroachments or other adverse claims of any kind with respect to a property or asset and any financing leases having substantially the same economic effect as any of the foregoing.

"Material Adverse Effect" means a material adverse effect (other than such an effect resulting from general economic or market conditions, trends or developments in the United States, from pandemics or civil unrest or from general trends or developments in the propane distribution business, in each case, not affecting the Ferrellgas Parties disproportionately) on (i) the business, financial condition, prospects or results of operations of the Company and its Subsidiaries, taken as a whole; (ii) the material rights and remedies of the Purchasers under any of the Transaction Documents; or (iii) the ability of the Ferrellgas Parties to perform any of their obligations under any of the Transaction Documents.

"Non-Recourse Parties" means each of the Ferrellgas Non-Recourse Parties and Purchaser Non-Recourse Parties (as defined in Section 6.14 below).

"Parent LPA" means the Sixth Amended and Restated Agreement of Limited Partnership of Parent, dated as of the date of this Agreement, in the form attached as Exhibit D.

"PATRIOT Act" means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001).

"Permitted Transferee" means, with respect to any Person, (i) any Affiliate of such Person; or (ii) with respect to any Person that is an investment fund, vehicle or similar entity: (x) any other investment fund, vehicle or similar entity of which such Person or an Affiliate, advisor or manager of such Person serves as the general partner, manager or advisor; and (y) any direct or indirect limited partner or investor in such investment fund, vehicle or similar entity or any direct or indirect limited partner or investor in any other investment fund, vehicle or similar entity of which such Person or an Affiliate, advisor or manager of such Person serves as the general partner, manager or advisor; provided, however, that in no event shall any "portfolio companies" (as such term is customarily used in the private equity industry) of any holder of Preferred Units or any entity that is controlled by a "Portfolio Company" of a holder of Preferred Units constitute a Permitted Transferee.

"Person" means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

"Purchasers' Side Letters" means those separate agreements or letters dated as of the date hereof and referenced on Schedule III to the LPA Amendment, in the forms attached as Exhibit C.

"PIK Redemption Price" shall have the meaning set forth in the LPA Amendment.

"Redemption Default Agreement" means the Redemption Default Agreement, dated as of the date of this Agreement, in the form attached as Exhibit E.

"Refinancing Transactions" shall have the meaning set forth in the Commitment Letters.

"Representatives" means, with respect to any Person, its officers, directors, principals, partners, managers, members, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors and other representatives.

"Required Purchasers" means both (i) Purchasers owning at least 33.3% of the total Senior Preferred Units outstanding at any given time, and (ii) the Ares Purchasers, for so long as the Ares Purchasers collectively own at least 25% of the Senior Preferred Units outstanding at such time.

"SEC" means the U.S. Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933.

"Senior Secured First Lien Credit Agreement" means the Credit Agreement, dated as of March 30, 2021, among the Company as borrower, the guarantors party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

"Subsidiary", when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which (x) securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) or (y) sufficient voting rights to elect at least a majority of the board of directors or other governing body are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

"Tax" means any and all United States federal, state, local or non-United States taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, estimated, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges, together with any interest or penalty, in addition to tax or additional amount imposed by any Governmental Authority.

"Tax Return" means all original or amended returns, declarations, reports, estimates, information returns, statements and other documents filed or required to be filed in respect of Taxes (including any elections, declarations, schedules or attachments, and any amendments of such elections, declarations, schedules or attachments) including any claim for refund or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities.

"Total Redemption Price" shall have the meaning set forth in the LPA Amendment.

"Transaction Documents" means this Agreement, the Parent LPA, the Company LPA, the Voting Agreement, the Redemption Default Agreement and all other documents, certificates or agreements executed in connection with the Transactions.

"Transaction Support Agreement" shall have the meaning set forth in the Commitment Letters.

"Transactions" means the transactions expressly contemplated by this Agreement and the other Transaction Documents.

"Treasury Regulations" means the regulations issued under the Code.

"Voting Agreement" means the Voting Agreement, dated as of the date of this Agreement, in the form attached as Exhibit F.

(a)In addition to the terms defined in Section 1.01(a), the following terms have the meanings assigned to them in the Sections set forth below:

Term	Section
Acquired Units	2.01
Actions	3.13
Agreement	Preamble
Announcement	5.02
Anti-Money Laundering Laws	3.27
Bankruptcy and Equity Exception	3.08
Beneficial Ownership Regulations	6.16
Closing	2.02
Company	Preamble
Company A&R LPA	Recitals
Company LPA	Recitals
Company Plan	3.18
Company SEC Documents	3.01
Confidential Information	5.03
Contract	3.09
Environmental Laws	3.17
Ferrellgas Non-Recourse Parties	6.14(b)
General Partner	Preamble
Information	3.34
Intellectual Property	3.16
Judgments	3.09
Laws	3.14
LPA Amendment	Recitals
Multiemployer Plan	3.18
Parent	Recitals
Plan	Recitals
Preferred Units	Recitals

Projections	3.34
Purchase Price Portion	2.01
Purchaser	Preamble
Purchaser Acquired Units	2.01
Purchaser Non-Recourse Parties	6.14(a)
Sanctioned Country	3.28
Sanctions	3.28

ARTICLE II

Purchase and Sale

Section 2.01Purchase and Sale.  On the terms of this Agreement, at the Closing, each Purchaser shall severally purchase and acquire from the Company the number of Preferred Units set forth opposite such Purchaser's name on Schedule I (such Purchaser's "Purchaser Acquired Units"), and the Company shall issue, sell and deliver to each Purchaser, free and clear of all Liens, except restrictions imposed by the Securities Act and any other applicable securities Laws or by the Company LPA, such Purchaser's Purchaser Acquired Units (in aggregate, the "Acquired Units") for a cash purchase price per Acquired Unit equal to $1,000 and an aggregate cash purchase price with respect to each Purchaser as set forth opposite their name on Schedule I (such amount, the Purchaser's "Purchase Price Portion"), and an aggregate cash purchase price of $700,000,000 among all the Purchasers.  The Preferred Units shall have the designation, preferences and other rights and limitations set forth in the Company LPA.  The Company agrees that the Preferred Units shall be classified as mezzanine equity or equity (but not debt) for purposes of GAAP and U.S. Federal income taxes.

Section 2.02Closing.  The closing of the sale and purchase of the Acquired Units (the "Closing") shall occur on the date of this Agreement and concurrently with the Effective Date or at such time as agreed in writing by the Company and the Required Purchasers.  Upon the Closing, each Purchaser shall be bound by the terms and provisions of the Company LPA as a holder of the Preferred Units with respect to the Purchaser Acquired Units held by such Purchaser.

(a)At the Closing (unless otherwise specified):

(i)the Company shall deliver to each of the Purchasers

(A)a copy of the updated register of partners of the Company, reflecting the issuance to such Purchaser of such Purchaser's Acquired Units;

(B)the Parent LPA, duly executed by each of the parties to such document;

(C)the Company A&R LPA, duly executed by

each of the parties to such document;

(D)the LPA Amendment, duly executed by each of the parties to such document;

(E)the Voting Agreement, duly executed by the General Partner and FCI;

(F)the Redemption Default Agreement, duly executed each of the parties to such document (other than the Purchasers);

(G)a copy of the duly adopted Amended and Restated Bylaws of the General Partner in the form attached as Exhibit G;

(H)the written opinion of Squire Patton Boggs (US) LLP, as counsel for the Company, dated as of the Closing and substantially in the form attached hereto as Exhibit H;

(I)a certificate as to the good standing (or the local law equivalent) of each of the Ferrellgas Parties and the Company's Subsidiaries as of a recent date, from the Secretary of State of the States of Delaware or Kansas (as applicable); and

(J)evidence reasonably satisfactory to the Purchasers that the Confirmation Order has become a Final Order and that no order staying, reversing, modifying or amending the Confirmation Order is in effect as of the Closing;

(K)evidence reasonably satisfactory to the Purchasers of the consummation of the Refinancing Transactions or that the Refinancing Transactions will be consummated substantially concurrently with the Closing;

(L)evidence reasonably satisfactory to the Purchasers that no Contract binding on the Company or its Subsidiaries prevents or restricts the Company from making the payments contemplated by Section 7 of the LPA Amendment and any applicable payments contemplated by any of the Purchasers' Side Letters as set forth therein;

(M)the Purchasers' Side Letter to which such Purchaser is a party, duly executed by the General Partner and the Company;

(ii)

the Company shall deliver to the Ares Purchasers payment of all reasonable and documented expenses actually incurred by the Ares Purchaser in accordance with the Ares Commitment Letter and Section 6.12 of this Agreement by wire transfer in immediately available U.S. federal funds, to the account or accounts designated by the Ares Purchasers in writing;

(iii)

the Company shall deliver to the JPMCF Purchaser payment of all reasonable and documented expenses actually incurred by the JPMCF Purchaser in accordance with the JPMCF Commitment Letter and Section 6.12 of this Agreement by wire transfer in immediately available U.S. federal funds, to the account or accounts designated by the JPMCF Purchaser in writing;

(iv)each Purchaser shall severally

(A)pay its respective Purchase Price Portion (after deduction of an amount equal to three percent (3.00%) of such Purchase Price Portion, which shall be treated as a discount to the Purchase Price for federal income tax purposes) to the Company, by wire transfer in immediately available U.S. federal funds, to the account designated by the Company in writing;

(B)deliver to the Company a joinder to the Company LPA, duly executed by such Purchaser;

(C)deliver to the Company the Redemption Default Agreement, duly executed by such Purchaser;

(D)deliver to the Company the Voting Agreement, duly executed by such Purchaser to be party to the Voting Agreement; and

(E)deliver a duly executed Internal Revenue Service Form W-9 or Form W-8, as applicable;

(F)deliver to the Company the Purchasers' Side Letter to which such Purchaser is a party, duly executed by such Purchaser, along with duly executed Internal Revenue Service Forms W-9 or Form W-8, as applicable, for each Blocker (as such term is defined in the such Purchasers' Side Letter), as applicable.

(b)The failure of any Purchaser to perform, or any waiver by the Company of such performance, shall not excuse the failure to perform by any other

Purchaser, and the waiver of any Purchaser of performance of the Company under this Agreement shall not excuse the failure to perform by the Company with respect to any other Purchaser.  In the event of any failure to perform by any Purchaser or any waiver by the Company of such performance, the Ares Purchasers shall have the right, but not the obligation, to purchase such Purchaser's Purchaser Acquired Units upon payment of the applicable Purchase Price Portion to the Company.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to each of the Purchasers as of the date of this Agreement (except to the extent made only as of a specified date, in which case such representation and warranty is made as of such date) that:

Section 3.01SEC Documents.  As of their respective SEC filing dates, the reports, schedules, forms, statements and other documents filed by the Company with the SEC pursuant to the Exchange Act since August 1, 2019 (collectively, the "Company SEC Documents") complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the Closing, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.02Independent Accountants.  Grant Thornton LLP, which has certified certain financial statements of the Parent, the Company and their Subsidiaries included in the Company SEC Documents is an independent registered public accounting firm with respect to Parent and its Subsidiaries within the applicable rules and regulations adopted by the SEC and the Public Company Accounting Oversight Board (United States) and as required by the Securities Act.

Section 3.03Financial Statements.  The financial statements of the Company included in the Company SEC Documents, together with the related schedules and notes, present fairly in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods specified.  Such financial statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods covered thereby, except, in each case, as otherwise disclosed therein and the related notes and, in the case of unaudited interim financial statements, subject to normal year-end audit adjustments.

Section 3.04Absence of Certain Changes.  Since July 31, 2020, except as otherwise disclosed in the Company SEC Documents, (a) there has not been any development that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect; (b) except pursuant to the Transaction Support Agreement, the Senior Secured First Lien Credit Agreement, the Indentures or the Transaction Documents to which they are parties, neither the Company nor any of its Subsidiaries has entered into any transaction or agreement that is  material to the Company and its Subsidiaries taken as a whole or incurred any liability or obligation, direct or contingent, that is material to the Company and its Subsidiaries taken as a whole; and (c) neither the Company nor any of its Subsidiaries has sustained any loss or interference with its business that is (i) material to the Company and its Subsidiaries taken as a whole; and (ii) that is from (x) fire, explosion, flood or other calamity, whether or not covered by insurance; (y) any labor disturbance or dispute; or (z) any action, order or decree of any court or arbitrator or Governmental Authority.  From the date of the Commitment Letters through the date of this Agreement, the Transaction Support Agreement and the Plan have not been amended or waived.

Section 3.05Organization and Good Standing.  The Ferrellgas Parties and each of the Company's Subsidiaries (a) have been duly organized, are validly existing and in good standing (where such designation is applicable) under the Laws of their respective jurisdictions of organization; (b) are duly qualified to do business and are in good standing (or the local law equivalent) in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification; and (c) have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are engaged, except, with respect to the Company's Subsidiaires, where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.  The Company has made available to the Purchasers complete and correct copies the certificates of incorporation, and by-laws or comparable governing documents, of each of Parent, the General Partner and the Company, each as amended to the date of this Agreement, and each as so delivered is in full force and effect as of the date of this Agreement (except pursuant to the Transaction Documents).

Section 3.06Capitalization.  (a) FCI is the sole stockholder of the General Partner, holding 100% of the issued and outstanding shares of capital stock of the General Partner.  Such shares of capital stock have been duly authorized and validly issued and are fully paid and non-assessable.  FCI owns such shares of capital stock free and clear of all Liens, except restrictions imposed by the Securities Act and any other applicable securities Laws or under the General Partner's organizational documents, and the Voting Agreement, the Class B Voting Agreement and the Class B Contingent Acquisition Agreement.

(a)On the date of the Closing the General Partner will be the sole general partner of each of Parent and the Company and own the entire general partner interest in each of Parent and the Company.  The general partner interest in each of Parent and the Company is duly authorized and validly issued and the General Partner has no obligation to make further payments or contributions to Parent or the Company solely by reason of its ownership of such general partner interest. The General Partner owns such general partner interest in each of Parent and the Company free and clear of all Liens, except restrictions imposed by the Securities Act and any other applicable securities Laws or under Parent or the Company's organizational documents and the Class B Contingent Acquisition Agreement.

(b)Other than the Purchasers holding Preferred Units issued pursuant to this Agreement, Parent is the sole limited partner of the Company.  Parent's limited partner interest in the Company has been duly authorized and validly issued and Parent has no obligation to make further payments or contributions to the Company solely by reason of its ownership of such limited partner interest.  Parent owns such limited partner interest free and clear of all Liens, except restrictions imposed by the Securities Act and any other applicable securities Laws or under the Company's organizational documents.  Except for the Transaction Agreements and the Class B Contingent Acquisition Agreement, no other equity interests, options, warrants or other rights to purchase, agreements or other obligations to issue or rights to convert any obligation into any equity interest in the General Partner or the Company are outstanding.

Section 3.07Subsidiaries.  Schedule II sets forth the name of, and the ownership by the Company and its Subsidiaries in, each Subsidiary of the Company.  Each Subsidiary is wholly owned directly or indirectly by the Company.  No Subsidiary of the Company has issued any equity interests, or securities exercisable or exchangeable for or convertible into any equity interests, other than the equity interests owned directly or indirectly by the Company.

Section 3.08Authority.  The Ferrellgas Parties have the full right, power and authority to execute and deliver this Agreement and the other Transaction Documents to which they are a party, to perform their obligations hereunder and thereunder and to consummate the Transactions.  The execution, delivery and performance by the Ferrellgas Parties of this Agreement and the other Transaction Documents, as applicable, and the consummation by them of the Transactions, have been duly authorized by the Board (or a duly authorized committee).  No other action on the part of the Ferrellgas Parties or any of their equity holders is necessary to authorize the execution, delivery and performance by the Ferrellgas Parties of this Agreement and the other Transaction Documents to which they are a party and the consummation by them of the Transactions.  This Agreement has been duly executed and delivered by the General Partner and the Company and, assuming due authorization, execution and delivery by the Purchasers, constitutes a legal, valid and binding obligation of the General Partner and the Company, enforceable against the General Partner and the Company in accordance with its terms, except as such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors' rights generally; and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the "Bankruptcy and Equity Exception").  The other Transaction Documents have been duly executed and delivered by the Ferrellgas Parties party to such documents and, assuming due authorization, execution and delivery by the Purchasers or other signatories to such documents, constitute legal, valid and binding obligations of the applicable Ferrellgas Parties, enforceable against such Person(s), in accordance with their terms, except as such enforceability may be limited by the Bankruptcy and Equity Exception.  Purchasers have valid and enforceable rights as third-party beneficiaries to Sections 6.16 of the Parent LPA and the sections referenced therein.

Section 3.09No Violation or Default.  Neither the Ferrellgas Parties nor any of the Company's Subsidiaries is (a) in violation of their respective organizational documents; (b) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other agreement (each, a "Contract") to which it is party or by which it is bound or to which any of its property or assets is subject; or (c) in violation of any Law or any outstanding order, judgment, injunction, ruling, writ or decree of any Governmental Authority ("Judgments"), except, in the case of clauses (b) and (c) above, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.10No Conflicts  The execution, delivery and performance by the Ferrellgas Parties of this Agreement and the other Transaction Documents to which it is a party, the issuance and sale of the Preferred Units and the consummation of the Transactions will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, result in the termination, modification or acceleration of, or result in the creation or imposition of any Lien upon any of their respective properties or assets, any Contract to which the Ferrellgas Parties or any of the Company's Subsidiaries is a party or by which the Ferrellgas Parties or any of the Company's Subsidiaries is bound or to which any property or assets of the Ferrellgas Parties or any of the Company's Subsidiaries is subject; (b) result in any violation of the provisions of the organizational documents of the Ferrellgas Parties or any of the Company's Subsidiaries; or (c) result in the violation of any Law or Judgment, except, in the case of clauses (a) and (c) above, for any such conflict, breach, violation, default, lien, charge or encumbrance that would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.11No Consents Required.  No consent, approval, authorization, order, registration or qualification of or with any Governmental Authority is required for the execution and delivery of this Agreement and the other Transaction Documents by the applicable Ferrellgas Parties, the performance of their respective obligations hereunder and thereunder and the consummation of the Transactions, except for (a)  filings with the SEC under the Securities Act and the Exchange Act; (b) compliance with any applicable state securities or blue sky laws; and (c) such consents, approvals, authorizations, orders, registrations or qualifications (i) as have already been made or obtained or (ii) where the failure to obtain any such consent, approval, authorization, order, registration or qualification would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.12No Labor Disputes.  No labor disturbance by or dispute with the employees of the Company or any of its Subsidiaries exists or, to the knowledge of the Ferrellgas Parties, is contemplated or threatened, and the Company is not aware of any existing or imminent labor disturbance by, or dispute with, the employees of any of its or its Subsidiaries' principal suppliers, contractors or customers, except as would not, individually or in the aggregate, have a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any collective bargaining agreement to which it is a party.

Section 3.13Legal Proceedings.  Except as disclosed in the Company SEC Documents, (i) there are no legal, governmental or regulatory investigations, actions, demands, claims, suits, arbitrations, inquiries or proceedings ("Actions") pending to which any of the Ferrellgas Parties or any of the Company's Subsidiaries is a party or to which any of their properties is subject that, if determined adversely to such Person, would, individually or in the aggregate, have a Material Adverse Effect, and (ii) no such Actions are, to the knowledge of the Ferrellgas Parties, threatened or contemplated by any Governmental Authority or by others that, if determined adversely to such Person, would, individually or in the aggregate, have a Material Adverse Effect.

Section 3.14Compliance with Laws; Licenses and Permits.  The Ferrellgas Parties and each of the Company's Subsidiaries are in material compliance with all state or federal laws, common law, statutes, ordinances, codes rules or regulations or other similar requirements enacted, adopted, promulgated or applied by any Governmental Authority ("Laws").  The Ferrellgas Parties and each of the Company's Subsidiaries possess all licenses, sub-licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate Governmental Authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses, except where the failure to possess or make the same would not, individually or in the aggregate, have a Material Adverse Effect.  Neither the Ferrellgas Parties nor any of the Company's Subsidiaries has received notice of any revocation or modification of any such license, sub-license, certificate, permit or authorization, except where the failure to possess or make the same would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.15Real and Personal Property.  The Company and its Subsidiaries have good and marketable title in fee simple to (in the case of real property), or have valid rights to lease or otherwise use, all items of real and personal property that are material to the respective businesses of the Company and its Subsidiaries taken as a whole, in each case free and clear of all Liens and defects and imperfections of title, except (a) those under the Senior Secured First Lien Credit Agreement; (b) Permitted Liens (as defined in the Senior Secured First Lien Credit Agreement); and (c) those which do not materially interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries.

Section 3.16Title to Intellectual Property.  (a) The Company and its Subsidiaries own or possess adequate rights to use all patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, domain names and other source indicators, copyrights, and copyrightable works, know-how, trade secrets, systems, procedures, proprietary or confidential information and all other worldwide intellectual property, industrial property and proprietary rights (collectively, "Intellectual Property") used in the conduct of their respective businesses, except where the failure to own or possess such rights would not, individually or in the aggregate, have a Material Adverse Effect; (b) the Company and its Subsidiaries' conduct of their respective businesses does not infringe, misappropriate or otherwise violate any Intellectual Property of any Person in any material respect; (c) neither the Company nor any of its Subsidiaries has received any written notice of any claim of infringement, misappropriation or conflict with any such Intellectual Property, which could reasonably be expected to result in a Material Adverse Effect; and (d) to the knowledge of the Ferrellgas Parties, the Intellectual Property of the Company and its Subsidiaries is not being infringed, misappropriated or otherwise violated by any Person.

Section 3.17Compliance with Environmental Laws.  Except as disclosed in the Company SEC Documents, the Company and its Subsidiaries (a) are and have been in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment, natural resources, hazardous or toxic substances or wastes, pollutants or contaminants ("Environmental Laws"); (b) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (c) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  There are no costs or liabilities associated with Environmental Laws (including, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities or any potential liabilities to third parties) which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.18Compliance with ERISA.  (a) Each employee benefit plan (other than any multi-employer plan), within the meaning of Section 3(3) of ERISA for which the Company or any member of its "Controlled Group" (defined as any organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Code) would have any liability (each, a "Company Plan") has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including ERISA and the Code, except for noncompliance that would not reasonably be expected to result in liability to the Company or its Subsidiaries; (b) each multiemployer plan, within meaning of Section 3(3) of ERISA (each, a "Multiemployer Plan"), has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including ERISA and the Code, except for noncompliance that would not reasonably be expected to result in liability to the Company or its Subsidiaries; (c) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Company Plan and with respect to any Multiemployer Plan, excluding transactions effected pursuant to a statutory or administrative exemption that would not reasonably be expected to result in liability to the Company or its Subsidiaries; (d) for each Company Plan and in the case of each Multiemployer Plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, as applicable, has been satisfied (without taking into account any waiver or extension of any amortization period) and is reasonably expected to be satisfied in the future (without taking into account any waiver or extension of any amortization period); (e) the fair market value of the assets of each Company Plan and in the case of each Multiemployer Plan exceeds the present value of all benefits accrued under such

Company Plan and Multiemployer Plan, in each case, (determined based on those assumptions used to fund such Company Plan and Multiemployer Plan) if required by the terms of such Company Plan and Multiemployer Plan; (f) no "reportable event" (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur that has resulted, or would reasonably be expected to result, in liability to the Company or its Subsidiaries and (g) neither the Company nor any member of the Controlled Group has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the Company Plan and in the case of the Multiemployer Plan or premiums to the Pension Benefit Guaranty Corporation, in the ordinary course and without default) in respect of a Company Plan (including a Multiemployer Plan within the meaning of Section 4001(a)(3) of ERISA), except in each case with respect to the events or conditions set forth in (a) through (g), as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.19Disclosure Controls.  Parent and the Company maintain effective disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that are designed to ensure that information required to be disclosed by Parent in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to Parent's management as appropriate to allow timely decisions regarding required disclosure.  Parent's management has carried out evaluations of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

Section 3.20Accounting Controls.  Parent and the Company maintain processes of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) designed by, or under the supervision of, its principal executive and principal financial officers, or persons performing similar functions, sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  Parent and the Company's internal controls over financial reporting are effective and there are no material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Parent or the Company's ability to record, process, summarize and report financial information.

Section 3.21Sarbanes-Oxley Act.  There is and has been no failure on the part of the Ferrellgas Parties and, to the knowledge of the Ferrellgas Parties, their respective officers and directors to comply with any applicable provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402 related to loans and Sections 302 and 906 related to certifications.

Section 3.22Taxes.  (a) All income and other material Tax Returns required to be filed by the Company or any of its Subsidiaries through the Closing have been timely filed (taking into account any valid extensions of the time for filing).  All such Tax Returns are true, correct, and complete in all material respects.

(a)The Company and each of its Subsidiaries have timely paid, or caused to be paid, all material Taxes required to have been paid by them, whether or not shown as due on a Tax Return.

(b)All material Taxes required to have been  withheld or collected by the Company or any of its Subsidiaries have been withheld and collected and, to the extent required by the applicable Law, paid to the appropriate Governmental Authority.  No Taxes of the Company or any of its Subsidiaries have been deferred pursuant to Section 2302 of CARES Act.

(c)Neither the IRS nor any other Governmental Authority (i) has asserted by written notice to the Company or any of its Subsidiaries as of the date of this Agreement any deficiency or claim for any material amount of additional Taxes which such asserted deficiency or claim has not yet been resolved; (ii) is currently conducting an audit or other administrative or judicial proceeding with respect to Taxes of the Company or any of its Subsidiaries or has threatened any such audit or proceeding or (iii) has made a written claim against the Company or any of its Subsidiaries in a jurisdiction where neither the Company nor any Subsidiary of the Company files Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

(d)There are no Liens for any Tax (other than for ad valorem property Taxes not yet due and payable) upon any asset of the Company or its Subsidiaries.

(e)No waiver or agreement by the Company or any of its Subsidiaries for the extension of time for the assessment or payment of any material Taxes is currently in effect.

(f)Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provisions of state, local or non-U.S. law), as a transferee or successor, by Contract or otherwise (other than with respect to any such Contract made in the ordinary course of business that does not involve an acquisition or disposition of any entity or other asset (other than inventory) and does not relate primarily to Tax).

(g)Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion of such period) ending after the date of the Closing as a result of any of the following that occurred or exists on or prior to Closing:  (i) a "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non U.S. income Tax Law); (ii) an installment sale or open transaction entered into outside the ordinary course of business; (iii) a prepaid amount received outside of the ordinary course of business; or (iv) a change in accounting method pursuant to Section 481 of the Code or any similar provision of the Code or the corresponding Tax Laws of any nation, state or locality.

(h)Neither the Company nor any of its Subsidiaries have engaged in a "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b).

(i)The Company is properly classified as a partnership for U.S. federal income tax purposes and not treated as a corporation pursuant to Section 7704 of the Code.  The Company has not made any election or taken any other action inconsistent with this classification.

(j)For each taxable year since the Company's formation, 90 percent or more of its gross income for the taxable year has consisted of qualifying income, as defined in Section 7704(d) of the Code.

Section 3.23Insurance. ( a)  The Company and its Subsidiaries have insurance covering their respective properties, operations, personnel and businesses, including business interruption insurance, which insurance is in amounts and insures against such losses and risks as are adequate to protect the Company and its Subsidiaries and their respective businesses, taken as a whole.  Neither the Company nor any of its Subsidiaries (a) has received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance; or (b) believes that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.  The Ferrellgas Parties have provided the Purchasers with copies of the policies for directors' and officers' liability insurance and fiduciary liability insurance that are expected to be in place from and immediately after the Closing.

Section 3.24Investment Company Act; Covered Fund.. (a)None of the Ferrellgas Parties nor any of the Company's Subsidiaries is required, and upon the issuance and sale of the Preferred Units as contemplated herein and the application of the net proceeds therefrom, will not be, required to register as an "investment company" or an entity "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940.  The Company agrees that it is not, and will not become a "covered fund" as such term is defined in the final regulations promulgated under Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, 12 C.F.R. section 248.10(b)(1).

Section 3.25Absence of Manipulation. ( a)None of the Ferrellgas Parties nor any of their respective Affiliates has taken, directly or indirectly, any action designed, or that could reasonably be expected, to cause or result in the stabilization or manipulation of the price of any security of the Company.

Section 3.26No Unlawful Payments. (a)None of the Ferrellgas Parties or their respective Subsidiaries, nor any director, officer, nor, to the knowledge of the Ferrellgas Parties, any agent, employee or other person acting on behalf of the Ferrellgas Parties or their respective Subsidiaries has (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (b) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment from corporate funds to any foreign or domestic government official or employee, including of any government-owned or controlled entity or of a public international organization; (c) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-bribery or anti-corruption law; or (d) made any bribe, rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit.  The Ferrellgas Parties or their respective Subsidiaries enforce, and will continue to enforce policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws.

Section 3.27Compliance with Anti-Money Laundering Laws. (a)  The operations of the Ferrellgas Parties and their respective Subsidiaries are and have for the last six years been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, the applicable money laundering statutes of applicable jurisdictions where the Ferrellgas Parties or any of their respective Subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any Governmental Authority (collectively, the "Anti-Money Laundering Laws").  No action, suit or proceeding by or before any Governmental Authority involving the Ferrellgas Parties or any of their respective Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Ferrellgas Parties, threatened.

Section 3.28No Conflicts with Sanctions Laws. (a)  None of the Ferrellgas Parties or their respective Subsidiaries, nor any director, employee, officer, or, to the knowledge of the Ferrellgas Parties, any agent, or any of their Affiliates is currently the subject or the target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury), the United Nations Security Council, the European Union, Her Majesty's Treasury or other relevant sanctions authority (collectively, "Sanctions").  None of the Ferrellgas Parties nor any of their Subsidiaries, is located, organized or resident in a country or territory that is the subject or target of Sanctions (each, a "Sanctioned Country").  The Company will not directly or indirectly use the proceeds from the sale of the Preferred Units hereunder, or lend, contribute or otherwise make available such proceeds to any other person or entity (a) to fund any activities of or business with any person, or in any country or territory, that, at the time of such funding, is the subject or target of Sanctions; or (b) in any other manner that will result in a violation by any person of Sanctions.  The Ferrellgas Parties and their respective Subsidiaries have not and are not now knowingly engaged in and will not engage in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or target of Sanctions or with any Sanctioned Country.

Section 3.29No Restrictions on Subsidiaries. (a)  No Company Subsidiary is prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on such Subsidiary's capital stock, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary's properties or assets to the Company or any other Subsidiary of the Company.

Section 3.30No Undisclosed Relationships. (a)  No relationship, direct or indirect, exists between or among the Ferrellgas Parties or any of their respective Subsidiaries, on the one hand, and the directors, officers, stockholders or other Affiliates of the Ferrellgas Parties or any of their respective Subsidiaries, on the other, that is required by the Securities Act or the Exchange Act to be described in the Company SEC Documents and that is not so described in such Company SEC Documents.

Section 3.31Brokers and Other Advisors.  Except for Moelis & Company LLC, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.32Sale of Securities.  Assuming the accuracy of the representations and warranties set forth in Section 4.06, the sale of the Preferred Units pursuant to this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act.  Without limiting the foregoing, neither the Company nor, to the knowledge of the Ferrellgas Parties, any other Person authorized by the Company to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of Preferred Units.  Neither the Company nor, to the knowledge of the Ferrellgas Parties, any Person acting on their behalves has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of Preferred Units under this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available.  The Ferrellgas Parties will not take any action or steps that would cause the offering or issuance of Preferred Units under this Agreement to be integrated with other offerings by the Company.

Section 3.33Status of Securities.  The Acquired Units will be, when issued at the Closing, duly authorized and validly issued in accordance with the requirements of the organizational documents of the Company and the Purchasers will have no obligation to make further payments or contributions to the Company, other than their respective Purchase Price Portion, solely by reason of their ownership of the Acquired Units.  Assuming the accuracy of the representations and warranties set forth in Section 4.06, the Acquired Units will be, when issued at the Closing, issued in compliance with all applicable federal and state securities Laws.  The Acquired Units will not be subject to preemptive rights of any other limited partner of the Company, and will be free and clear of all Liens, except restrictions imposed by the Securities Act and any applicable securities Laws or under the Company LPA.  The respective rights, preferences, privileges and restrictions of the Preferred Units are as stated in the Company LPA or as otherwise provided by applicable Law.  The Preferred Units rank senior to the other limited partnership interest in the Company in the right to receive distributions and in right of payment to the extent of the Total Redemption Price and the PIK Redemption Price.

Section 3.34Disclosure.  (a) All written factual information concerning the Ferrellgas Parties and their respective Subsidiaries and Affiliates (other than financial projections (the "Projections"), other forward-looking and/or projected information and information of a general economic or industry-specific nature) that has been made available to the Purchasers by the Company, its Subsidiaries or any of their respective

Representatives on the Company's behalf in connection with the Transactions (the "Information"), when taken as a whole, does not or did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in the Information not materially misleading in light of the circumstances under which such statements were made (after giving effect to all supplements and updates to such statements from time to time).

(a)The Projections made available to the Purchasers by the Company, its Subsidiaries or any their respective Representatives on the Company's behalf in connection with the Transactions have been prepared in good faith based upon assumptions believed by the Company and its Subsidiaries to be reasonable at the time furnished (it being recognized by the Purchasers that such Projections and other forward-looking and/or projected information were as to future events and were not to be viewed as facts and were subject to significant uncertainties and contingencies many of which were beyond your control, that no assurance can be given that any particular Projections or other forward-looking or projected information would be realized, that actual results may differ from projected results or forward-looking information and that such differences may be material).

Section 3.35Solvency.  (a) As of the Closing, immediately after giving effect to the consummation of the Transactions, assuming that indebtedness and other obligations will become due at their respective maturities, (i) the present fair value of the assets of the Company and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Company and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Company and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Company and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Company and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Company and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing.

(a)As of the Closing, immediately after giving effect to the consummation of the Transactions, the Company does not intend to, and the Company does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its indebtedness or the indebtedness of any such subsidiary.

ARTICLE IV

Representations and Warranties of the Purchasers

Each of the Purchasers represents and warrants, severally and not jointly, to the Company, as of the date of this Agreement (it being understood that references to the Purchaser in this Article IV shall be deemed to be references and statements solely with respect to such Purchaser) that:

Section 4.01Organization; Standing.  The Purchaser is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to carry on its business as presently conducted.

Section 4.02Authority; Noncontravention.  (a) The Purchaser has all necessary power and limited partnership (or similar) authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the Transactions.  The execution, delivery and performance by the Purchaser of this Agreement and the other Transaction Documents to which it is a party, and the consummation by the Purchaser of the Transactions, have been duly authorized and approved by all necessary action on the part of the Purchaser.  No further action, approval or authorization by any of its partners, members or equityholders is necessary to authorize the execution, delivery and performance by the Purchaser of this Agreement and the other Transaction Documents to which it is a party and the consummation by the Purchaser of the Transactions.  This Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the other parties to such document, constitute the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms, except as such enforceability may be limited by the Bankruptcy and Equity Exception.

(a)Neither the execution and delivery of this Agreement or the other Transaction Documents by the Purchaser, nor the consummation of the Transactions by the Purchaser, nor performance or compliance by the Purchaser with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the certificate of incorporation, bylaws or other organizational documents of the Purchaser, or (ii) (x) violate any Laws or Judgments applicable to the Purchaser or any of its Subsidiaries or (y) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under any of the terms, conditions or provisions of any Contract to which the Purchaser or any of its Subsidiaries is a party or accelerate the Purchaser's or any of its Subsidiaries', if applicable, obligations under any such Contract, except, in the case of clause (ii) above, as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Purchaser to consummate the Transactions.

Section 4.03Governmental Approvals.  No consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement and the other

Transaction Documents to which it is a party by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the Transactions, other than such other consents, approvals, filings, licenses, permits, authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Purchaser to consummate the Transactions.

Section 4.04Financing.  The Purchaser currently has capital commitments or other sources of funds sufficient to pay its Purchase Price Portion on the terms and conditions contemplated by this Agreement.

Section 4.05Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Purchaser or any of its Subsidiaries, except for Persons, if any, whose fees and expenses will be paid by the Purchaser or its Affiliates.

Section 4.06Purchase for Investment.  The Purchaser acknowledges that the Preferred Units have not been, and will not be, registered under the Securities Act or under any state or other applicable securities laws.  The Purchaser (a) acknowledges that it is acquiring the Preferred Units pursuant to an exemption from registration under the Securities Act solely for investment with no intention to distribute any of the foregoing to any Person; (b) will not transfer any of the Preferred Units, except in compliance with the Company LPA and the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws; (c) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Preferred Units and of making an informed investment decision; (d) is an "accredited investor" (as that term is defined by Rule 501 of the Securities Act); (e) is a "qualified institutional buyer" (as that term is defined in Rule 144A of the Securities Act); and (f) (i) has reviewed the information that it considers necessary; or appropriate to make an informed investment decision with respect to the Preferred Units, (ii) has had an opportunity to discuss with the Company and its Representatives the intended business and financial affairs of the Company and to obtain information necessary to verify the information furnished to it or to which it had access; and (iii) can bear the economic risk of (1) an investment in the Preferred Units indefinitely; and (2) a total loss in respect of such investment.  The Purchaser has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of, and form an investment decision with respect to its investment in, the Preferred Units.

ARTICLE V

Additional Agreements

Section 5.01Further Assurances.  At any time and from time to time after the Closing while any Preferred Units are outstanding, the Company, on the one hand, and the several Purchasers, on the other, agree to (a) furnish upon request to each other such further assurances, documents, or instruments of transfer or assignment; (b) promptly execute, acknowledge and deliver any such further assurances, documents, or instruments of transfer; and (c) do all such further acts and things necessary and advisable under applicable Law, all as such other party may reasonably request, in each case for the purpose of carrying out the provisions of the Transaction Documents and to consummate and make effective the Transactions.

Section 5.02Public Disclosure.  The Required Purchasers, the Ferrellgas Parties and their respective Subsidiaries shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transaction Documents or the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system.  The Purchasers, the Ferrellgas Parties and their respective Subsidiaries agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in a form agreed to by the Required Purchasers and the Ferrellgas Parties (the "Announcement").  Notwithstanding the forgoing, this Section 5.02 shall not apply to any press release or other public statement made by the Purchasers, the Ferrellgas Parties or their respective Subsidiaries (a) which is consistent with the Announcement and does not contain any information relating to the Transactions that has not been previously announced or made public in accordance with the terms of this Agreement; or (b) is made in the ordinary course of business consistent with past practice and does not relate specifically to the signing of the Transaction Documents or the Transactions.

Section 5.03Confidentiality.  Each of the Purchasers will, and will direct their respective Affiliates and Representatives to, keep confidential any data or other information (including oral, written and electronic data or other information) concerning the Ferrellgas Parties or their Subsidiaries or Affiliates that may be furnished to such Purchaser, their Affiliates or their respective Representatives by or on behalf of the Ferrellgas Parties or any of their Representatives pursuant to this Agreement (collectively referred to as the "Confidential Information") and to use the Confidential Information solely for purposes of monitoring, administering or managing (including transferring in accordance with the Transaction Documents) such Purchaser's investment in the Company made pursuant to this Agreement.  Notwithstanding the foregoing, the Confidential Information shall not include information that (a) was or becomes available to the public other than as a result of a disclosure by the such Purchaser, any of their Affiliates or any of their respective Representatives in violation of this Section 5.03; (b) was or becomes available to such Purchaser, any of its Affiliates or any of their respective Representatives from a source other than the Ferrellgas Parties or their Representatives, provided that such source is not known to such Purchaser to be disclosing such information in violation of an obligation of confidentiality (whether by agreement or otherwise) to the Ferrellgas Parties; (c) at the time of disclosure is already in the possession of such Purchaser, any of their Affiliates or any of their respective Representatives on a non-confidential basis; or (d) was independently developed by such Purchaser, any of their Affiliates or any of their respective Representatives without reference to, incorporation of, or other use of any Confidential Information.  The Confidential Information may be disclosed (i) to each of the Purchaser's Affiliates, and their direct and indirect equityholders, limited partners or members or funding sources and its and their respective Representatives (including any listed entity that is an investor in an Affiliate of any of the Purchasers) on a need-to-know basis (including in connection with fundraising, marketing and reporting activities) (provided that such Purchaser's Affiliates and respective Representatives agree to maintain the confidentiality of such Confidential Information and such Purchaser will be responsible for any breach by its Affiliates, and their direct and indirect equityholders, limited partners or members or funding sources and its and their respective Representatives of their obligations to keep such Confidential Information confidential in accordance with the provisions hereof unless such Affiliate, equityholder, limited partner, member, funding source or Representative has entered into a confidentiality agreement enforceable by the Company); (ii) to a potential transferee of its Preferred Units (so long as such transfer is permitted under the Transaction Documents); provided, that such potential transferee agrees to be bound by the provisions of this Section 5.03 or a confidentiality obligation having substantially similar restrictions, (iii) in the event that a Purchaser, any of its Affiliates or any of their respective Representatives are requested or required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system, governmental, regulatory or self-regulatory authority exercising examination or regulatory authority or otherwise to disclose any Confidential Information, in each of which instances (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority) such Purchaser, their Affiliates and their respective Representatives, as the case may be, shall, to the extent legally permitted, provide notice to the Company sufficiently in advance of any such disclosure so that the Company will have a reasonable opportunity to timely seek to limit, condition or quash such disclosure at the Company's sole cost and expense, (iv) to rating agencies and (v) to the extent necessary, to enforce a Purchaser's rights hereunder.

Section 5.04Securities Not Registered; Legend.  Purchasers acknowledge that the Acquired Units are not currently registered under the Securities Act or any applicable state securities law, and that such Acquired Units may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.  In addition to any other legend required under the Delaware Uniform Revised Limited Partnership Act and the Company LPA, all certificates or other instruments representing the Preferred Units will bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS, OR WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS.

Section 5.05Tax Matters.  (a) On or prior to the Closing, each Purchaser shall deliver to the Company or its paying agent a duly executed, valid, accurate and properly completed IRS Form W-9 or an appropriate IRS Form W-8, as applicable, and any other applicable evidence, which shall establish any exemption from, or reduction in, U.S. federal withholding tax to which such Purchaser is entitled in respect of payments with respect to the Preferred Units.  Each Purchaser agrees that if any form or any other applicable evidence it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form and any other applicable evidence or promptly notify the Company in writing of its legal inability to do so.

(a)The Company shall pay any and all documentary, stamp and similar issue or transfer Tax due on the issuance of the Preferred Units.

Section 5.06Use of Proceeds.  The Company shall use the proceeds from the issuance and sale of the Acquired Units, together with available cash, to satisfy and discharge the Company's obligations under the indenture governing the 2025 Notes in accordance with the terms thereof, and to pay related fees, premiums and accrued and unpaid interests on the 2025 Notes.

ARTICLE VI

Miscellaneous

Section 6.01Survival.  All of the covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance.  The representations and warranties made herein shall survive the Closing, regardless of any investigation made at any time by or on behalf of the Purchasers or the Company.

Section 6.02Amendments; Waivers.  Subject to compliance with applicable Law, this Agreement may be amended or supplemented only by written agreement of each of (i) the Company and (ii) the Required Purchasers.

Section 6.03Extension of Time, Waiver, Etc.  The Company and the Required Purchasers may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; (b) extend the time for the performance of any of the obligations under this Agreement; or (c) waive compliance with any of the agreements contained herein.  Notwithstanding the foregoing, no failure or delay by the Company or any of the Purchasers in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 6.04Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of each of the other parties hereto.  Notwithstanding the foregoing, and without the prior written consent of the Company, any of the Purchasers may assign its rights, interests and obligations under this Agreement, in whole or in part, to one or more Permitted Transferees; provided that no such assignment will relieve such Purchaser of its obligations hereunder prior to the Closing.  Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

Section 6.05Counterparts.  This Agreement may be signed in any number of counterparts and by the parties hereto in separate counterparts, and signature pages may be delivered by facsimile, electronic mail (including any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transaction Act, the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable Law) or other transmission method, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 6.06Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the recitals), together with the other Transaction Documents, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof.  No provision of this Agreement shall confer upon any Person other than the parties hereto and their permitted assigns any rights or remedies hereunder; provided that Section 6.14 shall be for the benefit of and fully enforceable by each of the Non-Recourse Parties.

Section 6.07Governing Law; Jurisdiction.  (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles.

(a)All legal actions or proceedings arising out of or relating to this Agreement shall be heard and determined in the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware lacks jurisdiction over such matter, the Superior Court of the State of Delaware and the federal courts of the United States of America located in the State of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such legal action or proceeding and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such legal action or proceeding.  The consents to jurisdiction and venue set forth in this Section 6.07 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto.  Each party hereto agrees that service of process upon such party in any legal action or proceeding arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 6.10 of this Agreement.  The parties hereto agree that a final judgment in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party's rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

Section 6.08Remedies.  (a) Except as otherwise provided in this Agreement, all remedies available under this Agreement, at law or otherwise, shall be deemed cumulative and not alternative or exclusive of other remedies.  The exercise by any party of a particular remedy shall not preclude the exercise of any other remedy.

(a)The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to cause the Closing to occur.  The parties acknowledge and agree that (i) the parties shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 6.07 without proof of damages or otherwise (in each case, subject to the terms and conditions of this Section 6.08), this being in addition to any other remedy to which they are entitled under this Agreement; and (ii) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor any of the Purchasers would have entered into this Agreement.  The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.  The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 6.08 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 6.09Waiver of Jury Trial.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH

WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 6.09.

Section 6.10Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

(a)If to the Company, to it at:

Ferrellgas, L.P.

750 College Blvd., Suite 1000

Overland Park, Kansas 66210

Attention: Jordan Burns, Vice President & General Counsel

Email: jordanburns@ferrellgas.com

with a copy to (which shall not constitute notice):

Squire Patton Boggs (US) LLP

201 E. Fourth Street, Suite 1900

Cincinnati, Ohio 45202

Attention: Stephen Lerner and Aaron Seamon
Email: stephen.lerner@squirepb.com;

aaron.seamon@squirepb.com

(b)If to the Purchasers, in accordance with the notice information provided in Schedule I.

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 6.11Severability.  If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

Section 6.12Expenses.  Except as otherwise expressly provided herein or in any other Transaction Document, the Company will, in accordance with, and subject to any limitations described in, the Commitment Letters, reimburse the Ares Purchasers and the JPMCF Purchaser for each of their respective reasonable and documented expenses incurred in connection with this Agreement and the Transactions, including fees of counsel, financial advisors and accountants.

Section 6.13Interpretation.  (a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".  The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement unless the context requires otherwise.  The words "date hereof" when used in this Agreement shall refer to the date of this Agreement.  The terms "or", "any" and "either" are not exclusive.  The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply "if".  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and any rules and regulations thereunder.  Unless otherwise specifically indicated, all references to "dollars" or "$" shall refer to the lawful money of the United States.  References to a Person are also to its permitted assigns and successors.  When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded (unless, otherwise required by Law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).

(a)The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

(b)Any obligation of any Purchaser under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Purchaser, shall be deemed to have been performed, satisfied or fulfilled by such Purchaser.  Whenever this Agreement requires the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the General Partner and Parent to cause the Company to take such action.

Section 6.14Non-Recourse.  This Agreement and the other Transaction Documents may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement other Transaction Documents, or the Transactions and thereby may only be brought against the entities that are expressly named as parties hereto or thereto and their respective successors and permitted assigns. Except as set forth in the immediately preceding sentence:

(a)No past, present or future director, officer, employee, incorporator, member, manager, general or limited partner, stockholder, equityholder, Affiliate, agent, attorney, advisor or representative of any Purchaser (collectively, the "Purchaser Non-Recourse Parties") shall have any liability for any obligations or liabilities of any Purchaser under this Agreement or for any claim based on, in respect of, or by reason of, the Transactions.  Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Purchaser Non-Recourse Party.  Each of the Purchaser Non-Recourse Parties is an intended third party beneficiary of this Section 6.14(a).

(b)No past, present or future director, officer, employee, incorporator, member, manager, general or limited partner, stockholder, equityholder, Affiliate, agent, attorney, advisor or representative of the Company, General Partner, Parent and Subsidiaries (collectively, the "Ferrellgas Non-Recourse Parties") shall have any liability for any obligations or liabilities for any claim based on, in respect of, or by reason of, the Transactions.  Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Ferrellgas Non-Recourse Party.  Each of the Ferrellgas Non-Recourse Parties is an intended third party beneficiary of this Section 6.14(b).

Section 6.15Acknowledgement.  Each of the parties hereby acknowledges and agrees that the Purchasers are acting independently of each other and nothing herein or in any other Transaction Document shall be deemed to create any agreement, arrangement or understanding between or among any of the Purchasers.

Section 6.16PATRIOT Act.  The Purchasers hereby notify the Company that, pursuant to the requirements of the PATRIOT Act and the requirements of the 31 C.F.R. §1010.230 (the "Beneficial Ownership Regulations"), the Purchaser may be required to obtain, verify and record information that identifies Parent and/or the Company, which information includes the names and addresses of Parent and/or the Company, as well as such other information that will allow the Purchasers to identify Parent and/or the Company in accordance with the PATRIOT Act and the Beneficial Ownership Regulations.  In addition, the Purchasers may be required to obtain with respect to Parent and/or the Company all documentation and other information required by U.S. regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations.

Section 6.17Termination of Commitment Letters.  As provided in the Commitment Letters, effective upon Closing, the Commitment Letters will terminate and be of no further force and effect and the parties to the Commitment Letters will have no further obligations under the Commitment Letters, except for, in each case, the obligations that are expressly stated in the Commitment Letters to survive termination.

Section 6.18Certain Acknowledgements and Agreements.  (a) The Company acknowledges that the Purchasers and their respective Affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Company may have conflicting interests regarding the Transactions and otherwise.  The Company also acknowledges that none of the Purchasers or their respective Affiliates has any obligation to use in connection with the Transactions, or to furnish to the Company, confidential information obtained from other companies.  The Company further acknowledges that certain of the Purchasers are investment firms that may from time to time effect transactions, for its own or its Affiliates' account or the account of customers, and hold positions in loans, securities or options on loans or securities of the companies that may be the subject of the Transactions and further agrees not to assert any claim such party might allege based on any actual or potential conflicts of interest that might be asserted to arise or result therefrom.

(a)Each Purchaser and the Company further acknowledges and agree that (i) no fiduciary, advisory or agency relationship between the parties is intended to be or has been created in respect of any of the Transactions; (ii) the Purchasers, severally, on the one hand, and the Company, on the other hand, have an arm's-length business relationship that does not directly or indirectly give rise to, nor has either relied on, any fiduciary duty on the part of the Company or the Purchasers; (iii) the Company and the several Purchasers are capable of evaluating and understanding, and the parties understand and accept, the terms, risks and conditions of the Transactions; (iv) the Company and the several Purchasers understand that each is engaged in a broad range of transactions that may involve interests that differ from the interests of the other and that neither the Company nor the Purchasers have any obligation to disclose such interests and transactions by virtue of any fiduciary, advisory or agency relationship; and (v) the Company and each of the Purchasers waive, to the fullest extent permitted by Law, any claims it may have against any Purchaser for breach of fiduciary duty or alleged breach of fiduciary duty and agree that none of the Purchasers shall have any liability (whether direct or indirect) to another party in respect of such a fiduciary duty claim or to any Person asserting a fiduciary duty claim on behalf of or in right of such party, including any party's equity holders, employees or creditors.  Additionally, the Company acknowledges and agrees that no party is advising the other as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.

(b)The Company has consulted with its advisors concerning the matters in this Agreement and is responsible for making its independent investigation and evaluation of such matters, and none of the Purchasers shall have any responsibility or liability to the Company with respect to such matters.  Any review by the Company or the Purchasers of the Transactions or other matters relating to such transactions have been performed solely for the benefit of such party and not on behalf of any other party or any of its Affiliates.

Section 6.19Class B Units.  Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement is intended to limit the rights of any Purchaser with respect to the Company, Parent or any of their respective Affiliates under any separate agreements or court orders to the extent related to any Purchaser's right as a holder of Class B Units.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

FERRELLGAS, L.P.

By: Ferrellgas, Inc., its General Partner

/s/ Brian W. Herrmann
Name:Brian W. Herrmann
Title:Interim Chief Financial Officer

FERRELLGAS, INC.

By:

/s/ Brian W. Herrmann
Name:Brian W. Herrmann
Title:Interim Chief Financial Officer

[Signature Page to Investment Agreement]

JPMORGAN CHASE FUNDING INC.

By:	/s/ Brian M. Ercolani
Name:	Brian M. Ercolani
Title:	Operations Manager

[Signature Page to Investment Agreement]

ARCC FGP LLC

By:	/s/ Mitchell Goldstein
Name:	Mitchell Goldstein
Title:	Authorized Signatory

CION ARES DIVERSIFIED CREDIT FUND

By:	/s/ Mitchell Goldstein
Name:	Mitchell Goldstein
Title:	Authorized Signatory

ARES CENTRE STREET PARTNERSHIP, L.P.
By: Ares Centre Street GP, Inc., as general partner

By:	/s/ Mitchell Goldstein
Name:	Mitchell Goldstein
Title:	Authorized Signatory

Ares Private Credit Solutions, L.P.
By: Ares Capital Management LLC, its investment manager

By:	/s/ Mitchell Goldstein
Name:	Mitchell Goldstein
Title:	Authorized Signatory

Ares PCS Holdings Inc.
By: Ares Capital Management LLC, its investment manager

By:	/s/ Mitchell Goldstein
Name:	Mitchell Goldstein
Title:	Authorized Signatory

Ares Private Credit Solutions II, L.P.
By: Ares Capital Management LLC, its investment manager

By:	/s/ Mitchell Goldstein
Name:	Mitchell Goldstein
Title:	Authorized Signatory

[Signature Page to Investment Agreement]

Ares Private Credit Solutions (Delaware) II, LLC
By: Ares PCS Management II, L.P., its manager
By: Ares PCS Management GP II, LLC, its general partner

By:	/s/ Mitchell Goldstein
Name:	Mitchell Goldstein
Title:	Authorized Signatory

Ares Credit Strategies Insurance Dedicated Fund
Series Interests of SALI Multi-State Fund, L.P.
By: Ares Management LLC, its investment subadvisor
By: Ares Capital Management LLC, as subadvisors

By:	/s/ Mitchell Goldstein
Name:	Mitchell Goldstein
Title:	Authorized Signatory

ASOF FG Holdings LP
By: ASOF Management, L.P., its general partner
By: ASOF Management GP LLC, its general partner

By:	/s/ Scott Graves
Name:	Scott Graves
Title:	Co-Head of Private Equity

[Signature Page to Investment Agreement]

PURCHASERS:

BARINGS BDC, INC.
By: Barings LLC as Investment Manager

By:	/s/ Bryan High
Name:	Bryan High
Title:	Managing Director

BARINGS CAPITAL INVESTMENT CORPORATION
By: Barings LLC as Investment Manager

By:	/s/ Bryan High
Name:	Bryan High
Title:	Managing Director

[Signature Page to Investment Agreement]

CTC ALTERNATIVE STRATEGIES, LTD.

By:	/s/ William J Schatz
Name:	William J Schatz
Title:	Authorized Signatory

[Signature Page to Investment Agreement]

PURCHASERS:

CYRUS OPPORTUNITIES MASTER FUND II, LTD.
By: Cyrus Capital Partners, L.P., its investment manager

By:	/s/ Jennifer M. Pulick
Name:	Jennifer M. Pulick
Title:	Authorized Signatory

CYRUS SELECT OPPORTUNITIES MASTER FUND, LTD.
By: Cyrus Capital Partners, L.P., its investment manager

By:	/s/ Jennifer M. Pulick
Name:	Jennifer M. Pulick
Title:	Authorized Signatory

[Signature Page to Investment Agreement]

PURCHASERS:

KEYFRAME FUND I, L.P.
By: Keyframe Capital Partners, L.P., its investment manager

By:	/s/ Jennifer M. Pulick
Name: Jennifer M. Pulick
Title: Authorized Signatory

KEYFRAME FUND II, L.P.
By: Keyframe Capital Partners, L.P., its investment manager

By:	/s/ Jennifer M. Pulick
Name: Jennifer M. Pulick
Title: Authorized Signatory

KEYFRAME FUND III, L.P.
By: Keyframe Capital Partners, L.P., its investment manager

By:	/s/ Jennifer M. Pulick
Name: Jennifer M. Pulick
Title: Authorized Signatory

KEYFRAME FUND IV, L.P.
By: Keyframe Capital Partners, L.P., its investment manager

By:	/s/ Jennifer M. Pulick
Name: Jennifer M. Pulick
Title: Authorized Signatory

[Signature Page to Investment Agreement]

PURCHASERS:

COMMONWEALTH LAND
TITLE INSURANCE COMPANY

By:	/s/ Anthony L. Longi, Jr.
Name: Anthony L. Longi, Jr.
Title: Authorized Signatory

[Signature Page to Investment Agreement]

PGIM, INC., on behalf of one or more funds and/or
accounts for which it serves as investment advisor

By:	/s/ Richard Greenwood
Name: Richard Greenwood
Title: Vice President

[Signature Page to Investment Agreement]

PURCHASERS:

Shenkman Tactical Credit Master Fund LP

By: Shenkman Capital Management, Inc., its
Investment Manager

By:	/s/ Serge Todorovich
Name: Serge Todorovich
Title: SVP, General Counsel & Chief
Compliance Officer

[Signature Page to Investment Agreement]

PURCHASERS:

.
By:	/s/ Soohyung Kim
Name: Standard General Master Fund L.P.
Title: Soohyung Kim, CEO of Standard General
L.P., its Investment Manager

By:	/s/ Soohyung Kim
Name: Standard General Master Fund II L.P.
Title: Soohyung Kim, CEO of Standard General
L.P., its Investment Manager

By:	/s/ Soohyung Kim
Name: Standard General Master Focus L.P.
Title: Soohyung Kim, CEO of Standard General
L.P., its Investment Manager

By:	/s/ Soohyung Kim
Name: SG CQ Blocker LLC
Title: Soohyung Kim, Chief Investment
Officer/Portfolio Manager

[Signature Page to Investment Agreement]

SCHEDULE I

Purchaser Allocations

SCHEDULE II

SUBSIDIARIES

1.	Ferrellgas Receivables, LLC, a Delaware limited liability company
2.	Ferrellgas Finance Corp, a Delaware corporation
3.	FNA Canada, Inc., a Delaware corporation
4.	Blue Rhino Global Sourcing, Inc., a Delaware corporation
5.	Bridger Logistics, LLC, a Louisiana limited liability company
6.	Bridger Transportation, LLC, a Louisiana limited liability company
7.	Bridger Leasing, LLC, a Louisiana limited liability company
8.	Bridger Storage, LLC, a Louisiana limited liability company
9.	Bridger Marine, LLC, a Delaware limited liability company
10.	Bridger Admin Services II, LLC, a Delaware limited liability company
11.	Bridger Rail Shipping, LLC, a Louisiana limited liability company
12.	South C&C Trucking, LLC, a Texas limited liability company
13.	Bridger Terminals, LLC, a Delaware limited liability company
14.	Bridger Real Property, LLC, a Delaware limited liability company
15.	J.J. Addison Partners, LLC, a Texas limited liability company
16.	J.J. Karnack Partners, LLC, a Texas limited liability company
17.	J.J. Liberty, LLC, a Texas limited liability company
18.	Bridger Lake, LLC, a Delaware limited liability company